Exhibit 21

SUBSIDIARIES

PrimeEnergy Management Corporation, a New York corporation, 100% owned by PrimeEnergy Corporation.

Prime Operating Company, a Texas corporation, 100% owned by PrimeEnergy Corporation.

Eastern Oil Well Service Company, a West Virginia corporation, 100% owned by PrimeEnergy Corporation.

Southwest Oilfield Construction Company, an Oklahoma corporation, 100% owned by PrimeEnergy Corporation.

E O W S Midland Company, a Texas corporation, 100% owned by PrimeEnergy Corporation.

Prime Offshore L.L.C., a Delaware limited liability company, 100% owned by PrimeEnergy Corporation.